1998 ANNUAL REPORT

                           BENTLEY INTERNATIONAL, INC.


                             DESCRIPTION OF BUSINESS

Business

      Bentley International, Inc. (formerly Megacards, Inc.), a Missouri corporation ("Bentley," the "Registrant" or the "Company"), through its operating subsidiary, Residential Mortgage Credit Reporting, Inc. f/k/a Bentley Information Services, Inc., a Missouri corporation incorporated in 1998 ("RMCR"), operates a credit reporting service which provides mortgage lenders with consolidated credit reports drawn from reports generated by several single-source credit reporting bureaus. In 1998, RMCR had sales representatives in Arizona, California, Missouri, Illinois and Florida. RMCR's headquarters is in Phoenix, Arizona. RMCR acquired substantially all of the assets of a consolidated credit reporting bureau located in Arizona in March 1999.

Products

      RMCR operates a credit reporting service which provides mortgage lenders with consolidated credit reports drawn from reports generated by several single-source credit reporting bureaus.

Marketing and Distribution

      RMCR markets its products through employee sales representatives who travel throughout their territories.

New Services

      The consolidated residential mortgage credit reporting business is a new line of business for Bentley.

Note: This  report  contains  certain  forward  looking  statements  of the type described in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("PSLR Act of 1995"). The results of management's plans are beyond the ability of the Company to control. Economic conditions, service demand, competitive pricing and other factors could cause materially different results from those planned by management. Additional discussions of certain forward looking statements can be found at the end of the sections entitled "Description of Business," "Legal Proceedings" and "Management's Discussion and Analysis or Plan of Operation."




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Competition

      RMCR faces substantial competition. Little capital is needed to enter the industry, the needed software is readily available and reports from several single-source credit reporting bureaus are readily available.

Sources of Supply

      RMCR  generates  consolidated  credit  reports from  single-source  credit reports. Management believes that RMCR has good relationships with its suppliers. Violation of agreements with suppliers could, however, even if inadvertent, result in cancellation of vendor agreements.

Customers

      RMCR provides its services to residential mortgage lenders. Six customers account for forty percent (40%) of the business of RMCR.

Licenses

      RMCR has software licenses from Innovative Software Solutions and Synergistic Software. The license agreement with Synergistic Software provides for transaction fees. The Company and its subsidiary have no trademarks, franchises, labor contracts or royalty agreements. Technology relating to the consolidated residential mortgage credit reporting business is rapidly changing. RMCR's investment in software could become obsolete in a very short time.

Government Approvals and Regulations

      No government approvals are needed for the operation of the Company's businesses. The Company's credit reporting business is subject to the Fair Credit Reporting Act (the "FCRA") and the regulations promulgated thereunder. The Company believes that neither the FCRA nor any other government regulations now materially adversely affect the business of Bentley and its subsidiary. It is possible, however, that law changes, either in the FCRA or other laws, could require changes in the credit reporting business of the Company that could materially adversely affect the Company.

Environmental Costs and Compliance

      The businesses of Bentley and its subsidiary do not have any environmental costs and are not subject to any environmental regulation requirements.

Employees

      As of March 11, 1999, the Company employed approximately twenty (20) persons on a full-time basis. There are no collective bargaining agreements with employees. The Company believes that its relations with the RMCR employees are good.

History

      RMCR, under its former name, Bentley Information Services, Inc., was formed on May 27, 1998 to acquire the assets of a Florida credit reporting service. RMCR merged with a former Bentley subsidiary, an Arizona corporation which was also called Residential Mortgage Credit Reporting, Inc., on February 10, 1999. Pursuant to the merger, the Missouri corporation, RMCR, was the surviving corporation and took the name of the Arizona corporation. The Arizona corporation had been acquired by Bentley on November 12, 1998.


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       On July 30, 1998,  the Company sold its Windsor Art, Inc.  subsidiary,  a
Missouri corporation ("Windsor"), which was incorporated in 1993 and which operated a framed art and mirror business. This business began in November, 1993, when Windsor purchased certain assets of Windsor Art Products, Inc., a Delaware corporation, which was then subject to a bankruptcy proceeding. In a business combination in July, 1995 the Company, which was incorporated in 1983 with the name Megacards, Inc., acquired Windsor in a reverse acquisition.

      The other businesses of the Company have been discontinued. The other businesses consisted of a sports picture card business, which had been in business since 1984 and operated under the name "Megacards," and the framed art and mirror business of Janco Designs, Inc., a Missouri corporation which was incorporated in 1990 ("Janco"), which also was acquired in the reverse acquisition. Janco was administratively dissolved in 1997. The sports picture card business was liquidated in 1996 and the remaining assets contributed to a joint venture, Legends, L.P., a New York limited partnership organized in 1996 ("Legends"), with Quality Baseball Cards, Inc.("Quality"). The Company is a limited partner in Legends, and owns 30% of the limited partnership. Janco was the subject of an involuntary bankruptcy petition brought in January, 1997 by three creditors. All claims of the bankruptcy trustee against the Company and Windsor were settled with the bankruptcy trustee in January, 1998 and a final judgment approving the settlement was entered on February 27, 1998.

       The Company's business now consists of the RMCR credit reporting business and the 30% limited partnership interest in Legends.

Forward Looking Statements

      Certain of the foregoing statements in the "Description of Business" above make references to plans, beliefs and expectations of management. These statements are forward looking statements of the type governed by the PSLR Act of 1995. There can be no assurance that results will be what management plans, believes or expects. General economic conditions, demand for credit reporting services and industry specific competitive conditions, which include the small amount of capital needed to enter the consolidated credit reporting industry and the availability of needed software and one source credit reports, could produce results materially different from those expected by management.

                                   PROPERTIES

      The Company's subsidiary RMCR leases an office in Phoenix, Arizona for its headquarters. This lease expires in December, 2001.

                                LEGAL PROCEEDINGS

      On June 29, 1998, Leo M. Rodgers, III, a shareholder of the Company, delivered notice to the Company of his intent to preserve his "dissenter's rights," as provided by Mo.Rev.Stat. 351.405, in connection with the sale of Windsor Art, Inc. ("Windsor"), a wholly owned subsidiary of the Company. Section
351.405 requires the Company to purchase the shares of any shareholder who, at or prior to the meeting at which the sale of substantially all of the assets of the Company was approved, filed with the Company written objection to the sale, did not vote in favor of the sale, and subsequently made a timely demand for purchase of such shares by the Company. In the absence of an agreement between the shareholder and the Company, Section 351.405 provides that the price that the Company must pay for the shares shall be the "fair value" of the shares on the day before the shareholder vote, as determined by the court. The day before the shareholder vote was July 1, 1998, upon which day the Company's shares traded for approximately $1.50 per share. Mr. Rodgers allegedly owns 30,420 shares of the Company individually and is the beneficial owner of 423,500 shares under a voting trust agreement, dated July 17, 1995 (the "Voting Trust"), of which Lloyd Abrams is the trustee.

      Mr. Rodgers filed an action in the Circuit Court of St. Louis County, Missouri on September 29, 1998, alleging that the Company is obligated to purchase both blocks of shares for their "fair value" as of July 1, 1998. The Company's management believes that the Company has no obligation to purchase the block of shares owned by the Voting Trust, since the Voting Trust expressly authorized the trustee to vote such shares in favor of the sale

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of Windsor, and the shares were, in fact, voted in favor of the sale of Windsor, had to be voted in favor of the sale to receive the approval of the two-thirds of the outstanding shares of the Company necessary to authorize the sale, and were required by the terms of the Voting Trust to be voted in the same fashion as all shares owned by the Voting Trust.

      Andrew Wolfson, a former director of the Company, and Stephen Juskewycz, a former officer and director of the Company, also filed an action on September 29, 1998 in the Circuit Court of St. Louis County, Missouri to require the Company to repurchase their shares, allegedly 98,115 and 86,335 shares, respectively, for the "fair value" of the shares, pursuant to Mo.Rev.Stat.
351.405. The Company's management believes that the Wolfson and Juskewycz action was motivated, in part, by prior events.

      In July, 1995, when Lloyd Abrams assumed voting control of the Company as trustee of the Voting Trust and the position of President and Chief Executive Officer, the Company was in violation of loan covenants, delinquent in the payment of rent at its primary, 125,000 square foot manufacturing facility, and had been losing substantial sums of money from operations. As a condition of the transaction in which Windsor was acquired by the Company and Mr. Abrams assumed control of the Company, Mr. Wolfson was required to resign as a director of the Company, and the partnership, in which Messrs. Wolfson and Juskewycz were partners, which leased to the Company its primary manufacturing facility, was required to forgive $250,000 in back rent due the partnership and to reduce the annual rental on the property by approximately $175,000 per year. Ultimately, the Company compelled Mr. Wolfson's and Mr. Juskewycz's partnership to release the Company from all obligations under such lease, and the partnership property was sold for only slightly more than the outstanding debt against the property. Additionally, after the acquisition of Windsor, the Company terminated the employment of Mr. Juskewycz. Also, Mr. Juskewycz resigned from the board of directors in exchange for the Company entering into a settlement agreement with Mr. Juskewycz.

      In addition, on approximately August 31, 1998, the Company terminated a sublease with Jeanandy, Inc. ("Jeanandy"), a company in which Mr. Wolfson was involved, for a retail store located in a shopping center in St. Louis County, Missouri. The Company was the subleasor of the store and was able to terminate the sublease as a result of Jeanandy's failure to exercise its option to extend its sublease in a timely fashion. In addition, the Company was able to negotiate a release from its contingent liability, exceeding $200,000, under the primary lease at no cost to the Company. This event resulted in Jeanandy being required to vacate the subleased premises on 30 days notice.

      The Company's management believes that Mr. Juskewycz complied with the conditions of Section 351.405, and thus is entitled to receive the "fair value" of his shares as of July 1, 1998. Mr. Wolfson's notice of objection to the sale of Windsor, however, was not received by the Company until after the meeting at which the sale of Windsor was approved; and, therefore, such notice was not delivered in a timely fashion, as required by Section 351.405. It is the opinion of the Company's management that the Company is not legally obligated to purchase Mr. Wolfson's shares as a result of the delinquent delivery of his notice, and that it is not in the best interest of the Company, or its shareholders, to purchase Mr. Wolfson's shares, except on terms deemed desirable by the Company's board of directors.

      As part of the same action, Messrs. Wolfson and Juskewycz also brought a shareholders' derivative action against the three directors of the Company, Mr. Abrams, Ramakant Agarwal, and Janet Salk. They claim the Directors breached their fiduciary obligations to the shareholders, including the plaintiffs, by causing the Company to repay notes of Janco Designs, Inc. ("Janco"), a subsidiary of the Company, in the amount of $450,000 to certain trusts of which Mr. Abrams, Richard B. Rothman and Patricia Rothman are trustees. The plaintiffs also claim that the trusts were unjustly enriched by the repayment of the notes and that it would be inequitable for the trusts to retain the $450,000 repaid to them. The derivative action demands that the $450,000 be returned to the Company. The monies subject to the claim were lent to Janco by the trusts controlled by Mr. Abrams, Mr. Rothman, and Mrs. Rothman to provide working capital to continue its operations. The Company's management believes that the notes were properly repaid because they were guaranteed by the Company and Windsor, secured by the assets of Windsor, such acts were approved by the Company's board of directors, including its outside director and Chairman of the Board, Mr. Robert L. Wolfson, the father of complainant Andrew Wolfson, as well as approved by

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the United States  Bankruptcy  Court in connection with the bankruptcy of Janco.
In the event that the complainants were to prevail in their action against the trusts, the amount of any judgment would be awarded to the Company and not to Messrs. Wolfson and Juskewycz.

      Messrs. Wolfson and Juskewycz's action also alleges a derivative claim that Mr. Abrams breached a fiduciary duty to the shareholders in connection with the sale of the Company's wholly owned subsidiary, Windsor, to Interiors, Inc. ("Interiors") by entering into a consulting agreement with Windsor and Interiors. The derivative action demands that payments made under the consulting agreement be paid over to the Company. The consulting agreement is described in detail in the Company's Form 8-K, dated July 30, 1998, which is hereby incorporated by reference. As of the date of the consulting agreement with Windsor and Interiors, the amount of Mr. Abrams' salary paid by the Company was reduced by the equivalent amount paid to Mr. Abrams by Windsor and Interiors. Consequently, Mr. Abrams was not enriched by the existence of the employment agreement, and the Company's financial commitment was diminished. In the event that the complainants were to prevail in their action against Mr. Abrams, the amount of any judgment would be awarded to the Company and not to Messrs. Wolfson and Juskewycz.

      Messrs. Wolfson and Juskewycz amended their action on January 21, 1999, and alleged that salary and benefits paid to Mr. Abrams from the Company totaled $265,000 in 1996, and $284,423 in 1997, that in addition to these amounts Mr. Abrams received over $50,000 per year in additional benefits from the Company, and that this compensation was excessive. The action demands that such salary and benefits be repaid to the Company. The Company's management believes that the consideration Mr. Abrams received in 1996 and 1997 was a reasonable payment in exchange for the services which Mr. Abrams provided to the Company as President and Chief Executive Officer. In the event Messrs. Wolfson and Juskewycz were to prevail in their action, the amount of any judgment would be awarded to the Company and not to Messrs. Wolfson and Juskewycz.

      The Wolfson and Juskewycz amended action further alleges that bonuses in the amount of $1,000,000 were paid or will be paid improperly to officers and employees of Windsor in connection with the sale of Windsor and demands that these monies be repaid to the Company. The Company's management notes that the sole director of Windsor, Lloyd R. Abrams, was not paid any bonus as a result of the sale of Windsor. The Company's management believes that any and all bonuses paid in connection with the sale of Windsor were paid properly for past services and for the future benefit of the Company. The agreements to pay bonuses to officers of Windsor primarily represented participations in the notes and shares of stock of Interiors the Company anticipated receiving in connection with the sale of Windsor and were conditioned upon those officers remaining employed by Windsor. The Company's management believed that it was in the Company's best interest to create such an incentive to induce the officers of Windsor to remain in the employment of Windsor, to exert the necessary effort to assure that Interiors would be able to pay its notes to the Company, and to protect the value of Windsor, the stock of which was security for payment of the notes. The Windsor officers only received their participations in the value of the notes and Interiors stock after the Company negotiated an early repayment of the Interiors notes and the repurchase of the Interiors stock. As part of the negotiated early repayment, Interiors also satisfied the Company's obligation to pay the President of Windsor 100,000 shares of Interiors Class A common stock and 110,000 shares of the Company's common stock, which the Company had previously agreed to pay to the President of Windsor as part of the President's bonus. The total cost to the Company after taxes of these bonuses was approximately $360,000. In the event Messrs. Wolfson and Juskewycz were to prevail in their action, the amount of any judgment would be awarded to the Company and not to Messrs. Wolfson and Juskewycz.

      Finally, the amended action of Messrs. Wolfson and Juskewycz alleges that the conduct of the directors and control persons of Bentley in managing the Company supports a claim for judicial dissolution of the Company pursuant to Mo. Rev. Stat. Section 351.494, which provides in paragraph (b) that a company may be dissolved if its directors have acted, are acting, or will act in a manner that is illegal, oppressive, or fraudulent. Messrs. Wolfson and Juskewycz allege that the conduct of the directors and control persons of the Company satisfies this test, due to the actions alleged in the previously described counts of the action, and a claim that professional fees, alleged to be $150,000, paid by Bentley in connection with the sale of Windsor were excessive, and demand that the Company be judicially liquidated and dissolved, with Bentley's assets converted to cash and distributed to the shareholders on a pro rata basis after adjustment for the claims previously alleged, and that a receiver be appointed for the

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Company.   The  Company's   management  believes  that  this  claim  is  totally
unsupported by the facts for the reasons recited in the preceding paragraphs in relation to the other claims in the action and believes that any professional service payments made in connection with the sale of Windsor were reasonable given the services provided. The Company will defend vigorously the Company's position in court.

      The Company's management believes that the Wolfson and Juskewycz derivative action was filed with the intent of coercing the Company to repurchase the shares in a negotiated settlement for a higher price than "fair value," prior to the Circuit Court's determination of the "fair value" of their shares and prior to the Court's determination of whether Mr. Wolfson properly exercised his right to compel the Company to purchase his shares. The Company intends to defend vigorously its positions in court, unless, in the opinion of the Board of Directors, the shares can be repurchased at a price advantageous to the Company and its shareholders.

      Currently, the Company is not a party to any other legal proceedings, other than routine proceedings in the ordinary course of business. The ordinary course proceedings are not anticipated to have a material adverse effect on the Company's results of operation or financial condition.

Forward Looking Statements

      The beliefs and expectations of management recited above in regard to "Legal Proceedings" are forward looking statements of the type described in the PSLR Act of 1995. The ultimate resolutions of the legal actions are not within the Company's control. The court's decision with regard to the validity of the claims made by the three shareholders and the valuation of their claims could cause materially different results from those believed likely by management.


                      INFORMATION ABOUT NOMINATED DIRECTOR

      The Board of Directors of the Company has unanimously nominated and recommended for election at the Shareholders Meeting to the position of Director the following individual:

      Lloyd R. Abrams, 45, has served as President, Chief Executive Officer and Director of the Company since July 1995 and as Assistant Secretary since September 1997. From November, 1993 until July, 1998 he served as sole Director of Windsor, from November 1993 until September, 1997, he served as President of Windsor, and from August 1997 to July 1998 as Assistant Secretary. For more than one year prior to joining Windsor, he was President of Abrams, Rothman & Company, a real estate development firm. Mr. Abrams has a Bachelors of Science in Civil Engineering, a Masters of Business Administration and a Juris Doctorate.


                               OUTGOING DIRECTORS

     Janet L. Salk, 41, served as a Director of the Company since July 1995. Ms. Salk principally has engaged in family, civic and charitable activities for more than the past five years. Ms. Salk is the spouse of Lloyd R. Abrams. Ms. Salk has Bachelor of Arts, Masters in Social Work and Masters in Counseling degrees.

      Ramakant Agarwal, 43, was appointed to the Board of the Company on January 15, 1998, and has served as Chief Financial Officer and Vice President of the Company since January 1997, and Secretary since September 1997. Mr. Agarwal has not been nominated for reelection as a director. Mr. Agarwal has served as Chief Financial Officer and Vice President of Windsor since January 1997, and Secretary since August 1997. From April 1996 to July 1996, Mr. Agarwal served as a consultant to Retix, Inc., an Internet hardware, software and telecommunications company. From January 1993 to February 1996, Mr. Agarwal served as Vice President of Finance and Corporate Planning for Sun West Mortgage Company, Inc., a non-supervised mortgage company.
Mr. Agarwal is a CPA.



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                SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      There were no matters submitted during the fourth quarter of the year ended December 31, 1998 to a vote of the Company's shareholders, through the solicitation of proxies or otherwise.


           MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

      In July, 1996, the Company's name was changed to Bentley International, Inc. from Megacards, Inc. and the Company's common stock symbol was changed to "BNTL" from "MEGX". The Company's Common Stock is traded on the OTC Bulletin Board. As of January 13, 1999, the number of shareholders of Common Stock was approximately 470. Set forth below are the high and low transaction prices as reported by the OTC Bulletin Board. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.



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


                                                Year Ended December 31,

                                          1998                           1997
                             ----------------------------   ---------------------------


                                High(1)           Low(1)         High(1)        Low(1)

First Quarter............        $2.38             $0.88          $0.50         $0.16

Second Quarter...........         2.13              1.25           0.50          0.16

Third Quarter............         1.56              0.75           0.75          0.25

Fourth Quarter...........         1.25              0.75           1.25          0.70


------------------
(1) Share prices have been adjusted to reflect a four-for-one stock dividend payable October 22, 1997 to shareholders of record on September 24, 1997.

      There are no restrictions on dividends in the Company's corporate authority documents or any loan or other contractual agreements.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

      Bentley has pursued a transition from the framed art and mirror business to the marketing and information services businesses, of which the credit reporting business is one. The Company continues to be in a strong liquidity position, with no debt other than trade credit and no preferred stock outstanding.

      In December 1998 RMCR replaced its old computer hardware and software with new hardware and software. In March 1999, RMCR acquired substantially all of the assets of a consolidated credit reporting business located in Arizona. Currently, RMCR has sales representatives in Arizona, California, Illinois, Missouri and Florida.
Management plans to expand the business nationwide.

      Management expects these acquisitions and the expansion of the current businesses to produce a trend toward increased net sales, revenue and income and that there will be a high return on the Company's capital.

      On July 30, 1998, the Company sold its framed art and mirror business, Windsor Art, Inc. ("Windsor"), which represented substantially all of its assets, to Interiors, Inc. ("Interiors"). On December 1, 1998, Bentley entered into a Repurchase Agreement and Mutual General Release with Interiors, Inc., Windsor Art, Inc., Lloyd R. Abrams and Max Munn, which is attached as Exhibit 2 to Bentley's Form 8-K dated December 1, 1998. The transactions between Interiors and Bentley are more fully described in the following prior securities filings of Bentley and the portions of the following documents that pertain to the transactions with Interiors, Inc. are hereby incorporated by reference: Form 8-K dated December 1, 1998, Form 10-QSB dated September 30, 1998, Form 8-K dated July 30, 1998 and Form 10-QSB dated June 30, 1998.

      The Board of Directors of Bentley has also approved a repurchase program with respect to the Company's common stock, which currently trades on the OTC Bulletin Board. The company will repurchase no more than 100,000 shares in the open market over a period of no more than twelve months, subject to the further limitation that the number of shareholders will not be decreased below 300. The price for the common stock was $1.00 per share as of March 11, 1999. The book value of such stock as of December 31, 1998, was $2.17 per share.


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



      On September 29, 1998, Bentley was sued by three shareholders. One of the shareholders was an officer of Janco Designs, Inc., the subsidiary of the Company which was the subject of an involuntary bankruptcy proceeding and has now been dissolved. The other two shareholders are former officers and directors of the Company who acted as such when the Company's sole business consisted of the sports picture card business known as Megacards. That business segment was discontinued in 1996. The litigation is described in more detail above under "Legal Proceedings" and in footnote 9 to the financial statements below. It is currently not possible to give a reasonable estimate of the Company's exposure in these legal actions. The Company anticipates that any share repurchase required as a result of the legal actions will be satisfied out of a non-material portion of the proceeds of the sale of Windsor. Management does not believe that the legal actions will significantly interfere with its plans to expand the credit reporting business or with its liquidity, net sales, revenue or income.

Forward Looking Statements

      Certain of the foregoing statements in this "Overview" make references to plans, beliefs and expectations of management. These statements are forward looking statements of the type governed by the PSLR Act of 1995. There can be no assurance that results will be what management plans, believes or expects. General economic conditions, demand for credit reporting services and industry specific competitive conditions, which include the small amount of capital needed to enter the consolidated credit reporting industry and the availability of needed software and one source credit reports, could produce results materially different from those expected by management. With regard to the legal proceedings, management's beliefs and expectations are also forward looking statements of the type described in the PSLR Act of 1995. The ultimate resolutions of the legal proceedings, however, are not within the Company's control. The court's decision with regard to the validity of the claims made by the three shareholders and the valuation of their claims could cause materially different results from those believed likely by management.

Results of Operations

      On July 30, 1998 the Company sold its main operating subsidiary, Windsor Art, Inc., which represented substantially all of the operations of the Company, for a combination of cash and two promissory notes to Interiors, Inc. ("Interiors"). On the same date, in a related transaction, the Company sold 150,000 shares of common stock of the Company to Interiors for 750,000 shares of Interiors common stock and also sold to Interiors a warrant to purchase 300,000 shares of common stock of the Company for an additional 750,000 shares of Interiors common stock. On September 30, 1998, Interiors paid off one of the promissory notes. On December 1, 1998, the Company, Interiors, Windsor, Lloyd R. Abrams, the President of Bentley, and Max Munn, the President of Interiors, entered into a Repurchase Agreement and Mutual General Release (the "Repurchase Agreement"). As more fully described in the Company's Form 10-QSB/A dated March 31, 1999, pursuant to the Repurchase Agreement Interiors acquired the second promissory note and its stock from the Company in exchange for a cash payment and other consideration. The aggregate cash ultimately generated from the sale of Windsor was $6,481,000. All of Windsor's operations have been presented as discontinued operations for all periods presented in the accompanying consolidated financial statements.

Continuing Operations

      Continuing operations consist of the activities of the credit-reporting business segment.

      Two subsidiaries of the Company merged subsequent to the close of the fiscal year; consequently, their revenues are reported separately below. These subsidiaries were RMCR under its former name, Bentley Information Services, Inc., a Missouri corporation, and an Arizona corporation named Residential Mortgage Credit Reporting, Inc. which merged into RMCR. RMCR was acquired May 27, 1998 and revenues for the year ended December 31, 1998 were $79,800. RMCR was not part of the Company in 1997. Residential Mortgage Credit Reporting, Inc., an Arizona corporation, was acquired October 31, 1998 and revenues for the two months ended December 31, 1998 were $135,639. The Arizona corporation was not part of the Company in 1997.

      Operating expenses increased from $266,860 to $790,724 for the year ended December 31, 1998 as compared to the same period in 1997. This increase was due to the acquisitions in 1998 of the credit reporting businesses which did not exist in 1997 and increases in professional fees and costs associated with the potential acquisitions of other business.

      Other income increased for the year ended December 31, 1998 as compared to the same period in 1997 due to investment earnings from the proceeds of the sale of Windsor and the reduction of liabilities related to a canceled lease obligation.

Discontinued Operations

      Income from discontinued operations decreased for the year ended December 31, 1998 as compared to the same periods in 1997. This decrease was caused since 1998 activity ended on July 30, 1998, the date of the sale of Windsor. Discontinued operations also include, for 1998, a gain on the sale of Windsor, after expenses and income taxes, of $3,075,481.

Liquidity and Capital Resources

      As a result of the sale of Windsor, the Company's cash and cash equivalents on December 31, 1998 totaled $6,350,884. Cash generated from the sale of Windsor was $6,481,000. In addition, cash generated from all operations decreased from $1,251,145 to $222,084 for the year ended December 31, 1998 as compared to the same time period in 1997. This decrease was caused by significant increases in inventories and accounts receivable of the Company's discontinued operations at July 30, 1998 as compared to December 31, 1997.

Derivatives

      The Company does not invest in any derivative securities.

Year 2000

      Bentley has taken steps to investigate whether it has a "Year 2000 Problem," that is, whether any of the computer software and hardware that affect its business can use only the last two digits to refer to a year, which limitation causes inability to recognize properly a year that begins with "20" instead of "19," which in turn could result in applications failures or erroneous results. In order to determine whether the Company has no Year 2000 Problem (is "Year 2000 Compliant;" is in "Year 2000 Compliance"), Bentley is (i) in the process of investigating whether its hardware and software are Year 2000 Compliant; (ii) contacting suppliers and customers regarding any possible Year 2000 Problems at their facilities that might affect the Company; (iii) analyzing the costs of Year 2000 Compliance; and (iv) exploring the possible worst case scenarios and contingency plans if there were to be a Year 2000 Problem that affected the Company's business. In evaluating the Company's business, it is important to recognize that the credit reporting business of its subsidiary, RMCR, is a computer based business that could be seriously adversely affected by a Year 2000 Problem, either at RMCR's facility or at its suppliers' or major customers' facilities. The Company has no control over whether its suppliers and customers remedy a Year 2000 Problem or whether its vendors of hardware, software and Year 2000 Compliance testing software accurately represent the Year 2000 Compliance status of their products.

      The Company has taken the following steps with respect to its own computer hardware and software to determine whether such hardware and software is Year 2000 compliant: (i) purchased new computer hardware and software late in 1998 and early in 1999 which the Company believes to be Year 2000 Compliant; (ii) is in the process of testing this hardware with Year 2000 Compliance software to verify that it is Year 2000 Compliant; and (iii) is in the process of verifying with vendors of its software for processing credit reports, accounting, record keeping and word processing and of its phone system that these systems are Year 2000 Compliant.

      Bentley has contacted its suppliers of single source credit reports to determine whether they might have Year 2000 Problems that could affect the Company, has had some preliminary responses and is in the process of keeping in touch with all credit report suppliers on an ongoing basis to evaluate the Year 2000 Compliance of such suppliers. The Company has sent out letters to its customers to query whether they are Year 2000 Compliant.

      The Company has not incurred any material costs in addressing the Year 2000 Problem. The new hardware and software referenced above was purchased for business reasons separate from Year 2000 Compliance issues. The Company does not anticipate that it will incur any material costs in testing software and hardware and communicating with suppliers and customers.

      The worst case scenario of a Year 2000 Problem would be a failure of RMCR's credit reporting software or its hardware, which could shut down the business, resulting in lost revenues and possibly lost customers. The contingency plan that the Company has developed to address the possible worst case scenario is to obtain a "patch" for the Year 2000 Problem from the vendor of the affected hardware or software or to obtain hardware or software from another vendor. Going to another vendor of credit reporting software would require converting the customers' systems to be compatible with such new software. The possible lost revenue, if such a worst case scenario were to occur, has not been estimated. The Company would draw on its strong liquidity position to enable it to withstand such a worst case scenario.

Forward Looking Statements

      Certain of the foregoing statements in the discussion of the Year 2000 Problem make references to plans, beliefs and expectations of management, including, without limitation, that the RMCR hardware will be Year 2000 Compliant. These statements are forward looking statements of the type governed by the PSLR Act of 1995. There can be no assurance that results will be what management plans, believes or expects. The steps taken by such vendors, suppliers and customers as well as by the Company could produce results materially different from those expected by management.


                     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  [Remainder of page intentionally left blank]

                          Independent Auditors' Report



Board of Directors
Bentley International, Inc.
St. Louis, Missouri


We have audited the accompanying consolidated balance sheet of Bentley International, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bentley International, Inc. and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                /s/ Rubin, Brown, Gornstein & Co. LLP
                                RUBIN, BROWN, GORNSTEIN & CO. LLP

St. Louis, Missouri
April 12, 1999

                  BENTLEY INTERNATIONAL, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                                December 31, 1998





                                     Assets

Current Assets
    Cash and cash equivalents                                        $ 6,350,884
    Accounts receivable                                                  136,644
    Other current assets                                                  46,978
                                                                -----------------
        Total Current Assets                                           6,534,506

Furniture And Equipment (Net Of Accumulated
    Depreciation Of $393,112)                                            127,014

    Goodwill (Net Of Accumulated Amortization Of $8,120)                 479,050

    Investment                                                           300,028

    Other Assets                                                          74,900
                                                                -----------------
                                                                     $ 7,515,498
                                                                =================

                      Liabilities And Stockholders' Equity

Current Liabilities
    Accounts payable and accrued expenses                            $   828,117
                                                                 ---------------

    Stockholders' Equity
    Preferred stock, $0.01 par value; 1,000,000 shares authorized,
       none issued or outstanding                                             --
    Common stock, $0.18 par value; 10,000,000 shares authorized;
       3,083,285 shares issued and outstanding                           554,991
    Additional paid-in capital                                         2,656,578
    Retained earnings                                                  3,475,812
                                                                 ----------------
           Total Stockholders' Equity                                  6,687,381
                                                                 ----------------
                                                                     $ 7,515,498
                                                                 ================

See the accompanying notes to consolidated financial statements.

                  BENTLEY INTERNATIONAL, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 For The Years Ended December 31, 1998 And 1997

                                                                                                                        Total
                                                                                Additional         Retained        Stockholders'
                                                         Common Stock              Paid-In         Earnings               Equity
                                               --------------------------------
                                                         Shares          Amount   Capital         (Deficit)            (Deficit)
                                               ----------------------------------------------------------------------------------

Balance - January 1, 1997                               562,624       $ 101,272 $1,905,297      $(2,835,611)       $    (829,042)

Common Stock Dividend                                 2,250,661         405,119   (405,119)              --                   --

Net Income                                                   --              --         --        2,427,146            2,427,146
----------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1997                           2,813,285         506,391  1,500,178         (408,465)           1,598,104

Issuance Of Common Stock                                270,000          48,600  1,156,400               --            1,205,000

Net Income                                                   --              --        --         3,884,277            3,884,277
---------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1998                           3,083,285       $ 554,991 $2,656,578      $ 3,475,812          $ 6,687,381
=================================================================================================================================


See the accompanying notes to consolidated financial statements.

                  BENTLEY INTERNATIONAL, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                For The Years
                                              Ended December 31,
                                        -----------------------------------------------
                                                  1998                   1997
                                        -----------------------------------------------

Net Sales                                  $   215,443                        --

Cost Of Sales                                   52,183                        --
                                        -----------------------------------------------

Gross Margin                                   163,260                        --

Selling, General And Administrative
Expenses                                       790,724                   266,860
                                        -----------------------------------------------

Loss From Operations                          (627,464)                 (266,860)

Interest Income (Expense)                      136,748                   (49,628)

Other Income                                   177,824                    42,974
                                        -----------------------------------------------

Loss From Continuing Operations               (312,892)                 (273,514)

Discontinued Operations (Note 3)
    Income from discontinued operations      1,121,688                 1,526,611
    Gain on sale of discontinued
    segment (net of tax of $63,884)          3,075,481                        --
    Gain on extinguishment of debt                  --                 1,174,049
                                        -----------------------------------------------

    Net Income                             $ 3,884,277               $ 2,427,146
                                        ===============================================

Earnings (Loss) Per Common Share
- Basic (Note 10)
    Continuing operations                  $     (0.11)              $     (0.10)
    Discontinued operations                       1.46                      0.97
                                        -----------------------------------------------
                                           $      1.35               $      0.87
                                        ===============================================

Earnings (Loss) Per Common Share
- Assuming Dilution (Note 10)
    Continuing operations                  $     (0.11)              $     (0.10)
    Discontinued operations                       1.44                      0.95
                                        -----------------------------------------------
                                           $      1.33               $      0.85
                                        ===============================================

See the accompanying notes to consolidated financial statements.

                  BENTLEY INTERNATIONAL, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     For The Years
                                                                    Ended December 31,
                                                                   ---------------------------------------------
                                                                         1998                  1997
                                                                   ---------------------------------------------
Cash Flows From Operating Activities
    Net income                                                      $  3,884,277           $ 2,427,146
    Adjustments to reconcile net income to net cash
       used in operating activities of continuing operations:
           Income from discontinued operations                        (1,121,688)           (1,526,611)
           Gain on sale of discontinued segment                       (3,075,481)                   --
           Gain on extinguishment of debt                                     --            (1,174,049)
           Depreciation and amortization                                  83,351                    --
           Net changes in assets and liabilities:
              (Increase) decrease in accounts receivable                (136,644)               48,175
              (Increase) decrease in other current assets                (46,978)               50,505
              (Increase) decrease in accounts payable and accrued
                  expenses                                              (240,312)              101,954
                                                                   ---------------------------------------------
Net Cash Used In Operating Activities Of Continuing
        Operations                                                      (653,475)              (72,880)
    Net cash provided by discontinued operations                         503,264             1,324,025
                                                                   ---------------------------------------------
    Net Cash Provided By (Used In) Operating Activities                 (150,211)            1,251,145
                                                                   ---------------------------------------------

Cash Flows From Investing Activities
    Purchase of investments                                             (300,028)                   --
    Capital expenditures                                                 (66,422)                   --
    Proceeds from notes receivable                                            --               110,000
    Payments for acquisition of subsidiaries                            (362,772)                   --
    Proceeds from sale of discontinued segment                         6,481,000                    --
    Net cash used in investing activities of discontinued operations    (114,545)              (55,352)
    Proceeds from repurchase of investment in common stock (Note 3)      905,000                    --
                                                                   ---------------------------------------------
Net Cash Provided By Investing Activities                              6,542,233                54,648
                                                                   ---------------------------------------------

Cash Flows From Financing Activities
    Net proceeds from (payments on) lines of credit - discontinued
       operations                                                        269,535            (1,164,435)
    Repayments of long-term debt - discontinued operations                    --               (66,867)
    Payments on notes payable                                           (320,005)             (158,061)
                                                                   ---------------------------------------------
Net Cash Used In Financing Activities                                    (50,470)           (1,389,363)
                                                                   ---------------------------------------------

Net Increase (Decrease) In Cash And Cash Equivalents                   6,341,552               (83,570)

Cash And Cash Equivalents - Beginning Of Year                              9,332                92,902
                                                                   ---------------------------------------------

Cash And Cash Equivalents - End Of Year                              $ 6,350,884           $     9,332
                                                                   =============================================

\Supplemental Disclosure Of Cash Flow Information
    Interest paid                                                    $    64,833           $   170,039
                                                                   ---------------------------------------------
    Noncash investing and financing activities (Note 8)

    See the accompanying notes to consolidated financial statements.

                  BENTLEY INTERNATIONAL, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 And 1997



1.         Summary Of Significant Accounting Policies Basis Of Consolidation


           The  consolidated   financial   statements   include  the  accounts
           of Bentley International, Inc. (the "Company") and its wholly owned subsidiaries, Windsor Art, Inc. ("Windsor"), Janco Designs, Inc. ("Janco") (see Note 3), Bentley Information Services, Inc. ("BIS") and Residential Mortgage Credit Reporting, Inc. ("RMCR"). All significant intercompany transactions have been eliminated from the consolidated financial statements.

           Use Of Management Estimates


           The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

           Cash And Cash Equivalents


           The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company's cash accounts are primarily held at one bank.

           Accounts Receivable


           The  Company  follows  the  practice  of  writing  off  uncollectible
           accounts  as  they  are   incurred.   There  is  no   allowance   for
           uncollectible accounts reflected in the balance sheet. Company management is of the opinion that no allowance is necessary.

           Furniture And Equipment


           Furniture and equipment are carried at cost, less accumulated depreciation and amortization computed using the straight-line and accelerated methods. The assets are depreciated over periods ranging from five to seven years.

           Investment


           Investment  consists of a municipal bond. The investment is stated at
           cost,  which   approximates  the  market  value.  The  investment  is
           classified as available for sale and matures in February 2015.

           Investment In Partnership


           The Company has a 30% interest in Legends, L.P., a New York limited partnership. The investment is accounted for using the equity method and carried at cost adjusted for a permanent impairment and the Company's share of undistributed earnings or losses.

           Goodwill


           Excess  of  cost  over  acquired   assets  in  connection   with  the
           acquisition of RMCR is treated as goodwill and is amortized on the straight-line basis over ten years.

           Income Taxes


           Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either the financial statements or tax returns of the Company. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse. As more fully discussed in Note 6, the Company has established a full valuation allowance for its net deferred tax assets.

           Earnings (Loss) Per Common Share


           In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share and includes the dilutive effects of options, warrants and convertible securities by making the assumption that all of these options, warrants and convertible securities had been exercised. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

           Stock-Based Compensation


           The Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), in 1996. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations. The Company elected to continue using the intrinsic value method to account for the stock-based compensation plan. SFAS 123 requires companies electing to continue to use the intrinsic value method to make certain pro forma disclosures (see
           Note 11).

2.         Operations Nature Of Operations


           Bentley International, Inc., ("Bentley"), formerly Megacards, Inc., designed, repackaged and marketed sports picture cards produced by major sports picture card manufacturers and marketed sports picture card accessories. Megacards, Inc. became Bentley in June 1996 as the Board of Directors believed that the change of the Corporate name would better reflect the broadening of the scope of the businesses of the Company.

           Windsor manufactured and distributed decorative mirrors and framed prints to furniture stores, mass merchants, hotels and designers throughout the United States. During 1996, the Company discontinued its Janco product line and sold its sports picture card business segment in order to reduce costs and to improve its liquidity position. On July 30, 1998, the Company sold all of the outstanding shares of stock of Windsor (see Note 3).

           The Company, through its operating subsidiaries acquired in 1998, operates a credit reporting service which provides mortgage lenders with consolidated credit reports drawn from reports generated by several single-source credit reporting bureaus.

           Business Combinations

           Pursuant to an agreement dated May 28, 1998, the Company purchased certain assets of a credit reporting company for $75,000 and formed Bentley Information Services, Inc. The acquisition was accounted for as a purchase.

           Pursuant to an agreement dated November 12, 1998, the Company acquired all the outstanding shares of Residential Mortgage Credit Reporting, Inc., a credit reporting company, for $300,000 in cash, plus 120,000 shares of Bentley's common stock. The acquisition was accounted for as a purchase. Subsequent to the balance sheet date, BIS and RMCR merged. Pursuant to the merger, BIS was the surviving corporation and changed its name to RMCR.

           Stock Dividend


           On September 3, 1997, the Company's Board of Directors authorized a four-for-one stock dividend, to be distributed October 22, 1997, to shareholders of record as of September 24, 1997, which had the effect of a five-for- one stock split, except that the par value remained $0.18 per share. All share and per share amounts have been adjusted retroactively to reflect the stock dividend.

3.         Discontinued Operations

           On December 27, 1996, Janco discontinued its operations due to historical losses and in an effort to reduce costs and improve overall liquidity of the Company. Certain assets of Janco, consisting of inventory and equipment, were sold to a third party prior to December 31, 1996.

           On January 24, 1997, an involuntary bankruptcy case was filed against Janco, and on February 18, 1997, Janco consented to the involuntary filing, as a Chapter 7 debtor. As reported on Form 8-K, filed by the Company January 26, 1998, the Bankruptcy Trustee, Bentley, certain shareholders who held promissory notes of which Janco was the maker (and Bentley and Windsor were the guarantors) ("Noteholders") and other parties related to such shareholders entered into a stipulation for settlement agreement pursuant to which Bentley agreed to pay, subject to court approval of the stipulation agreement to the bankruptcy estate, $85,000 in exchange for a full release of Bentley, Windsor, certain of Bentley's shareholders and certain present and past officers and directors from all claims of the Trustee. In addition, the bankruptcy estate agreed to pay to the Noteholders one-half of the proceeds from the liquidation of certain assets of Janco, approximately $45,000. The court approved the stipulation agreement on February 27, 1998. The release of liability of the Company by the Trustee resulted in a $1,258,838 reduction of the Company's general liabilities. As a result of the reduction in liabilities and the elimination of the reserves established to cover potential liability resulting from the termination of Janco, an extraordinary gain was recognized at December 31, 1997.

           On July 30, 1998, the Company sold its Windsor subsidiary to Interiors, Inc. ("Interiors"). Accordingly, Windsor's and Janco's decorative mirror and framed art business segment are accounted for as discontinued operations in the accompanying consolidated financial statements.

           Windsor revenues were $8,262,934 and $12,713,313 for the year ended December 31, 1998 and 1997, respectively. Revenues for Windsor for the year ended December 31, 1998 include activity through the date of sale of July 30, 1998. Janco had no operating activity in the aforementioned periods.

           The net operating activity of Windsor after the measurement date through July 30, 1998 was not significant.

           Originally, the consideration for the stock of Windsor was: a) $1,700,000 in cash, b) a $2,000,000 secured promissory note, payable over four years with interest at 8% per annum, and a discount of $500,000 if paid by September 30, 1998, and c) a $3,300,000 secured, short-term promissory note, due September 30, 1998 with interest at 8% per annum. The short-term note required a $300,000 payment on July 30, 1998. The short-term note was repaid as scheduled on September 30, 1998.

           In connection with the purchase of Windsor, Interiors also purchased 150,000 shares of common stock of the Company for 750,000 shares of its common stock and purchased a warrant to purchase 300,000 shares of common stock of the Company for an additional 750,000 shares of its common stock. If certain events occurred prior to December 31, 1998, Interiors had the option, but not the obligation, to reacquire its shares from the Company for $1,625,000 by December 31, 1998. In addition, if prior to December 31, 1998, Interiors consummated an underwritten public offering of Interiors stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, in which the aggregate gross proceeds (before underwriting fees, commissions and discounts) were at least $15,000,000, then Interiors had the obligation, and not the option, to repurchase the shares of Interiors for $1,625,000.

           On December 1, 1998, the Company, Interiors, Windsor, Lloyd R. Abrams, President of Bentley ("Mr. Abrams") and Max Munn, President of Interiors ("Mr. Munn") entered into a Repurchase Agreement and Mutual General Release (the "Repurchase Agreement") with respect to
           (i) certain rights and obligations arising under the Stock Purchase Agreement dated July 7, 1998 between Bentley and Interiors (the "Stock Purchase

           Agreement") and all related documents executed in connection with the sale of Windsor by Bentley to Interiors and (ii) rights and obligations pertaining to stock of Bentley and of Interiors pursuant to a Securities Purchase and Registration Rights Agreement dated July 30, 1998 (the "Securities Purchase Agreement"). Pursuant to the Repurchase Agreement, Interiors, Windsor and Munn released Bentley and Abrams and Bentley and Abrams released Interiors, Windsor and Mr. Munn from any claims other than with respect to the rights and obligations arising under the Repurchase Agreement.

           Pursuant to the Repurchase Agreement Bentley released from a voting trust and pledge agreement all of the capital stock of Windsor to Interiors, canceled and delivered to Interiors the $2,000,000 note made by Interiors in favor of Bentley on July 30, 1998 (the "Note"), paid Windsor $100.00 in connection with the purchase by Bentley from Windsor of certain furnishings and furniture and transferred to Windsor 1,500,000 shares of Interiors Class A Common Stock (the "Interiors Shares") previously acquired from Interiors pursuant to the Securities Purchase Agreement, which shares had been subject to an escrow agreement among Interiors, Bentley and U.S. Bank Trust dated July 30, 1998 (the "Escrow Agreement") to secure certain warranties and representations Bentley had made to Interiors in connection with the sale of Windsor. In exchange Interiors paid to Bentley $2,440,000 in cash plus interest from November 29, 1998 at 13% per annum, agreed to transfer 110,000 shares of Bentley Common Stock to the President of Windsor and unconditionally assumed the obligation of Bentley to convey 100,000 shares of Interiors Class A Common Stock to the President of Windsor in satisfaction of certain obligations Bentley had incurred to the President of Windsor pursuant to a bonus agreement.

           Pursuant to the Repurchase Agreement Mr. Abrams also agreed to cancel his future rights and was released from his obligations under the Consulting Agreement. In exchange for the cancellation and release Mr. Abrams received from Interiors $125,000.00 in cash plus interest from November 29, 1998 at 13% per annum, 40,000 shares of Bentley Common Stock and the warrant for up to 300,000 shares of Bentley Common Stock, which warrant Interiors had purchased from Bentley pursuant to the Securities Purchase Agreement.

4.         Investment In Partnership

           In September 1996, as part of the Company's plan to restructure its sports picture card business, Bentley transferred certain net assets of Megacards to Legends, L.P., a newly-organized New York limited partnership ("Legends"). Such transfer was partly a sale and partly a contribution to capital. As partial consideration for the transfer, Bentley received a 30% limited partnership interest. This investment is accounted for on the equity method of accounting.

           The investment was originally recorded at $286,936. At December 31, 1996, the asset was considered to be permanently impaired due to the financial position of Legends. The impairment was estimated to be $236,936 based on an estimate of net realizable value, less disposition costs. Unaudited condensed financial information of Legends, L.P. is as follows:

                                           CONDENSED BALANCE SHEET
                                              December 31, 1998

Current assets                                                       $ 1,695,693
Fixed assets (net of accumulated depreciation)                           236,951
Other long-term assets                                                    13,260
                                                          -------------------------

                                                                     $ 1,945,904

Current liabilities                                                  $   758,162
Long-term debt                                                           648,631
Partners' capital                                                        539,111
                                                          -------------------------
                                                                     $ 1,945,904


                                        CONDENSED STATEMENT OF INCOME
                                    For The Year Ended December 31, 1998

Net sales                                                            $ 3,555,413
Cost of sales                                                          2,075,952
                                                          -------------------------
Gross profit                                                           1,479,461
General and administrative expenses                                    1,336,144
                                                          -------------------------
Income from operations                                                   143,317
Other expenses                                                           106,384
                                                          -------------------------

Net income                                                           $    36,933
                                                          =========================

The investment in Legends has not been adjusted for its share of income since the amounts are insignificant.

The investment in Legends, amounting to $50,000 at December 31, 1998, is included in other assets on the consolidated balance sheet.


5.         Fair Value Of Financial Instruments

           The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

           Cash Equivalents

           The carrying amount approximates fair value because of the short maturity of those instruments.

           Investments

           The fair value of an investment in a municipal bond is estimated based on quoted market prices for those or similar investments. The carrying amount approximates fair value.

           Investment In Partnership

           The Company owns a 30% interest in a limited partnership. There is no market for the partnership interest. Because of the financial position of the partnership, the investment is carried at original cost less a permanent impairment to reflect its fair value. The fair value was based upon an estimate of the investment's net realizable value.

6.         Income Taxes

           As discussed more fully below, the Company was in a net operating loss position at December 31, 1997 and had established a full valuation allowance for any net operating loss carryforward benefits, as well as any other net deferred tax assets. Consequently, there was no provision for income taxes for 1997. Deferred income taxes represented the effect of temporary differences between the tax basis of assets and liabilities and the amounts of those assets and liabilities for financial reporting purposes. Deferred income taxes also include the value of net operating loss carryforwards. Management had determined that based on the Company's history of prior operations and its expectations for the future, the net deferred tax assets of the Company may not be realizable, and consequently, a valuation allowance has been recognized to offset the otherwise recognizable net deferred tax assets. As a result of the sale of Windsor, there are no temporary differences which give rise to a significant portion of deferred tax assets and liabilities and the corresponding valuation allowance at December 31, 1998 except for the net operating loss carryforward discussed below. The deferred tax asset related to this is $358,000 and a valuation allowance for the full amount has been provided.

           At December 31, 1998, the Company used its available net operating loss carryforwards of approximately $4,326,000 to reduce taxable income. Certain of the available net operating loss carryforwards relate to operations prior to a business combination in 1995 and are limited as to their use by the separate return limitation regulations. As of December 31, 1998, approximately $895,000 of net operating loss carryforwards are limited by such regulations. As a result of the ownership change in connection with the business combination, these net operating loss carryforwards are also limited in their use on an annual basis pursuant to section 382 of the Internal Revenue Code of 1986, as amended.

7.         Related Party Transactions

           Sublease Retail Space

           The Company leased retail space under an operating lease which expires on February 28, 2001. In October 1995, the Company sold its inventory related to this retail store operation and entered into a sublease for the space with a corporation whose stockholders include a family member of a former Director of the Company. The sublease ran from January 1, 1996 through June 30, 1998 and all rents were paid directly to the lessor by the sublessee. The lease obligation was canceled during the third quarter of 1998 and the remaining liability was taken into income.

           Other

           Prior to the sale of Windsor, the Company paid a trust, of which a stockholder/officer is a trustee, $2,000 per month, beginning December 1996, for use of a condominium located in Newport Beach, California, within a short drive from Windsor's production facility, by certain company employees, customers and sales representatives. The arrangement was terminated upon the sale of Windsor.

8.         Supplemental Statement Of Cash Flow Information

           During 1998, the Company acquired the stock of RMCR for cash of $282,000 and the issuance of 120,000 shares of common stock valued at $300,000. Also in 1998, the Company issued 150,000 shares of common stock, in exchange for 750,000 shares of common stock of the acquiring company of Windsor. The Company received an additional 750,000 shares of the acquiring company's common stock for the issuance of warrants to purchase 300,000 shares of common stock of the Company. The 1.5 million shares of the acquiring company's common stock was valued at $905,000.

           The Company had no significant noncash investing or financing activities for the year ended December 31, 1997.

9.         Commitments And Contingencies

           Lease Commitments

           The Company leases office space under an operating lease which expires on December 31, 2001. The Company also leased office, production facility, showroom facility and retail space under operating leases which were transferred upon the sale of Windsor. Total rent expense under all operating leases was $248,198 in 1998 and $419,311 in 1997.

           The future minimum annual rentals under the remaining lease is as follows:

                                                       Total Lease
Year                                                   Commitments
------------------------------------------------------------------

1999                                                      $ 21,600
2000                                                        28,800
2001                                                        28,800


Legal Proceedings

     On September 29, 1998, Bentley was sued by three shareholders. One of the shareholders was an officer of Janco Designs, Inc., the subsidiary of the Company which was the subject of an involuntary bankruptcy proceeding and has now been dissolved. The other two shareholders are former officers and directors of the Company who acted as such when the Company's sole business consisted of the sports picture card business known as Megacards. That business segment was discontinued in 1996.

     Leo M. Rodgers, III, a shareholder of the Company, filed a lawsuit against the Company on September 29, 1998 in the Circuit Court of St. Louis County, Missouri, asking for a judgement in his favor against the Company in the amount of the "fair value" as of July 1, 1998, of 30,420 shares allegedly owned individually by Mr. Rodgers and 423,500 shares allegedly held in the name of Lloyd R. Abrams, Trustee under a Voting Trust Agreement dated July 17, 1995 (the "Voting Trust"), of which Mr. Rodgers alleges he is the beneficial owner. Mr. Rodgers alleges that he is entitled to such a judgement pursuant to Mo. Rev. Stat. ss.351.405 in connection with the sale of the Company's subsidiary, Windsor Art, Inc. ("Windsor"), which represented substantially all of the assets of the Company. The sale of Windsor was approved at the annual meeting of the Company's shareholders on July 2, 1998. Section 351.405 requires a company to purchase the shares of any shareholder who, at or prior to the meeting at which the sale of substantially all of the assets of the company was approved, filed with the company written objection to the sale, did not vote in favor of the sale and subsequently made a timely demand for purchase of such shares by the company. Management of the Company believes that the Company is not required to purchase the 423,500 shares allegedly held in the Voting Trust because such shares were voted in favor of the sale. The Company will defend vigorously the Company's position in court.

     Two other shareholders, Andrew Wolfson and Stephan Juskewycz, also filed suit against Bentley on September 29, 1998 in the Circuit Court of St. Louis County, Missouri, to require the Company to purchase their shares for the "fair value" of the shares in connection with the sale of Windsor under ss.351.405, alleging that they own 98,115 and 86,335 shares, respectively. The Company believes that the respective claims of the two shareholders are separate and distinct. The notice required by ss.351.405 objecting to the sale with respect to Mr. Wolfson's alleged 98,115 shares was not received until after the meeting at which the vote on the sale of Windsor was held. Therefore, management believes that the Company is not required to repurchase Mr. Wolfson's shares and will defend vigorously the Company's position in court.

     As part of the same suit, Messrs. Wolfson and Juskewycz also brought a shareholders' derivative suit against the three directors of the Company, Mr. Abrams, Ramakant Agarwal and Janet L. Salk. The plaintiffs claim that the Directors breached their fiduciary obligations to the shareholders, including the plaintiffs, by causing the Company to repay notes of Janco Designs, Inc., a subsidiary of the Company, in the amount of $450,000 to certain trusts of which Mr. Abrams, Richard B. Rothman and Patricia Rothman are trustees. The plaintiffs also claim that the trusts were unjustly enriched by the repayment of the notes and that it would be inequitable for the trusts to retain the $450,000 repaid to them. The derivative suit demands that the $450,000 be returned to the Company. Management of the Company believes that the notes were properly repaid because they were secured by Windsor's assets and guaranteed by Windsor and the Company. The Company will defend vigorously the Company's position in court.

     Messrs. Wolfson and Juskewycz's suit also alleges a derivative claim that Mr. Abrams breached a fiduciary duty to the shareholders in connection with the sale of the Company's wholly owned subsidiary, Windsor, to Interiors by entering into a consulting agreement with Windsor and Interiors. The derivative suit demands that the payments made under the consulting agreement be paid over to the Company. Management believes that the consideration Mr. Abrams is entitled to receive pursuant to the terms of the consulting agreement is appropriate in exchange for the services which Mr. Abrams has agreed to provide to both Windsor and Interiors and for the covenants regarding noncompetition and other matters made by Mr. Abrams in the agreement. The Company will defend vigorously the Company's position in court.

     Messrs. Wolfson and Juskewycz's amended their suit on January 21, 1999. As amended, the suit further alleges that salary and benefits paid to Mr. Abrams from the Company was $265,000 in 1996 and $284,423 in 1997, that in addition to these amounts Mr. Abrams also received over $50,000 per year in additional benefits from the Company, and that this compensation was excessive. The suit demands that such salary and benefits be repaid to Bentley. Management believes that the consideration Mr. Abrams received in 1996 and 1997 was a reasonable payment in exchange for the services which Mr. Abrams provided to the Company as President and Chief Executive Officer. The Company will defend vigorously the Company's position in court.

     The Wolfson and Juskewycz amended suit further alleges that bonuses in the amount of $1,000,000 were paid or will be paid improperly in connection with the sale of Windsor to Windsor employees and directors by the Company and demands that these moneys be repaid to the Company. Management notes that the sole director of Windsor, Lloyd R. Abrams, was not paid any bonus as a result of the sale of Windsor. Management believes that any and all bonuses paid in connection with the sale of Windsor were paid properly for past services and for the future benefit of the Company. The Company will defend vigorously the Company's position in court.

     Finally, the amended suit of Messrs. Wolfson and Juskewycz alleges that the conduct of the directors and control persons of Bentley in managing the Company supports a claim for judicial dissolution of the Company pursuant to Mo. Rev. Stat. ss.351.494, which provides in paragraph (b) that a company may be dissolved if its directors have acted, are acting, or will act in a manner that is illegal, oppressive, or fraudulent. Messrs. Wolfson and Juskewycz allege that the conduct of the directors and control persons of the Company satisfies this test, due to the actions alleged in the previously described counts of the lawsuit, and a claim that professional fees, alleged to be $150,000, paid by Bentley in connection with the Windsor transactions were excessive, and demand that the Company be judicially liquidated and dissolved, with Bentley's assets converted to cash and distributed to the shareholders on a pro rata basis after adjustment for the claims previously alleged, and that a receiver be appointed for the Company. Management believes that this claim is totally unsupported by the facts, as discussed in relation to the other claims in the lawsuit that are discussed in the preceding paragraphs, and believes that any professional service payments made in connection with the Windsor transactions were reasonable given the services provided. The Company will defend vigorously the Company's position in court.

     The ultimate resolutions of the lawsuits are not within the Company's control. The court's decision with regard to the validity of the claims made by the three shareholders and the valuation of their claims could cause materially different results from those believed likely by management.

     The Company is not currently a party to any other legal proceedings, other than routine proceedings in the ordinary course of business. The ordinary course proceedings are not anticipated to have a material adverse effect on the Company's results of operation or financial condition.

10.        Earnings Per Common Share

           For 1998 and 1997, the computation of basic and diluted earnings per common share is as follows:

                                                             1998                  1997
                                              ----------------------------------------------
Numerator for basic and diluted earnings
    per share - income available
    to common shareholders                              $ 3,884,277           $ 2,427,146
                                              ==============================================

Denominator:
    Weighted average number of common
       shares used in basic EPS                           2,876,162             2,813,285

    Effect of dilutive securities:
       Common stock options                                  29,345                41,169
                                              ---------------------------------------------

Weighted number of common shares and
    dilutive potential common stock used
    in diluted EPS                                        2,905,507             2,854,454
                                              =============================================


           For additional disclosures regarding stock options, see Note 11.

11.        Stock Option Plans

           The Company's 1991 Stock Option Plan (the "1991 Plan") provides for granting to eligible employees, officers and consultants of the Company, options to purchase a maximum of 87,500 shares of the Company's common stock. The Plan provides for the granting of options which qualify as incentive stock options, within the meaning of
           Section 422 of the Internal Revenue Code, as well as the granting of nonqualified stock options. All options granted under the Plan must have an exercise price of not less than 100% of the fair market value of the common stock on the date of grant and a maximum term of ten years.

           The Board of Directors of the Company may, in its sole discretion, amend or terminate the Plan at any time, provided, however, that it may not, without stockholder approval, change (a) the maximum number of shares for which options may be granted under the Plan; (b) the minimum option price; (c) the maximum period during which an option may be granted or exercised; or (d) the eligibility provisions regarding employees to whom options may be granted.

           The Company also has a non-qualified stock option plan (the "1995 Plan") which provides for granting to eligible employees of the Company or its subsidiaries, options to purchase a maximum of 300,000 shares of the Company's common stock. The purchase price of the stock subject to each option granted should not be less than the par value of such stock subject to the option. The term of each option granted pursuant to the 1995 Plan shall not be more than ten years from the date of grant.

           The Company applies APB Opinion No. 25 and related interpretations in accounting for the Option Plans. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant dates for awards under the Plans, consistent with the alternative method set forth under SFAS 123, the Company's net income (loss) and net income (loss) per common and common equivalent share would have been reduced. The pro forma amounts are indicated below:

                                           1998                  1997
                                  ----------------------------------------------

Net Income
       As reported                     $ 3,884,277           $ 2,427,146
       Pro forma                       $ 3,837,531           $ 2,348,690

Net Income Per Common Share
       As reported                     $      1.35           $      0.87
       Pro forma                       $      1.33           $      0.84

Net Income Per Common Share -
    Assuming Dilution
As reported                            $      1.33           $      0.85
Proforma                               $      1.31           $      0.82


The weighted-average fair value of options granted was $0.39 and $0.16 for the years ended December 31, 1998 and 1997, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                  [Remainder of page intentionally left blank.]



                                                      1998                  1997
                                     ----------------------------------------------

Expected life                                          3.0                   3.0
Interest rate                                          8.5%                  8.5%
Volatility                                          144.46%               194.38%
Dividend yield                                           0                     0


           A summary of stock option activity for 1998 and 1997 is as follows:

                                                                                Weighted
                                                                                Average
                                                   Number       Price           Exercise
                                                 Of Shares      Per Share       Price
                                    ----------------------------------------------------------

Balance - January 1, 1997                         161,940       $0.25 - $2.40   $0.64
Granted                                            68,000       $0.25 - $0.30   $0.30
Forfeited/expired                                 (28,607)      $0.60 - $2.40   $1.35
                                    ----------------------------------------------------------

Balance - December 31, 1997                       201,333       $0.25 - $1.20   $0.42
Granted                                            20,000           $0.90       $0.90
Forfeited/expired                                (150,000)      $0.25 - $0.90   $0.31
                                    ----------------------------------------------------------

Balance - December 31, 1998                        71,333       $0.30 - $1.20   $0.80
                                    ==========================================================


           The following table summarizes information about stock options outstanding at December 31, 1998:

                                                            Weighted
                                   Number of                Average
                                   Options                  Remaining           Weighted
                    Range Of       Outstanding And          Years Of            Average
             Exercise Prices       Exercisable              Contractual Life    Exercise Price
---------------------------------------------------------------------------------------------------------

               $0.30 - $1.20            71,333                          5            $0.80
=====================================================================================================================


12.        Significant Customers And Suppliers

           During 1997, sales to one customer approximated 21% of total consolidated net sales. Accounts receivable from the customer amounted to approximately $251,000 at December 31, 1997. Purchases from two suppliers represented 26% of total purchases and accounts payable to the two suppliers amounted to $42,397 at December 31, 1997.

           There were no significant customers or suppliers for 1998.

13.        Subsequent Events

           Pursuant to an agreement dated February 23, 1999, RMCR acquired substantially all of the assets of Mortgage Credit Service ("M.C.S."), a credit reporting company for $76,000. RMCR signed a promissory note for $36,000, to be paid at the rate of 10% per month of the collected monthly billings from existing customers of M.C.S. The remainder of the purchase price was paid in cash.



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



                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE.

           There were no changes in or disagreements with accountants during the 1997 and 1998 fiscal years.


           The Company will provide without charge to any shareholder upon written request a copy of the Company's annual report on Form 10-KSB. Requests should be addressed to Bentley International, Inc., 9719 Conway Road, St.
Louis, MO 63124.




           September 7, 1999

           BENTLEY INTERNATIONAL, INC.

           Lloyd R. Abrams, President
           and Chief Executive Officer

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